LADD                                             NEWS RELEASE
Furniture, Inc.                                  FOR IMMEDIATE RELEASE
4620 Grandover Parkway - Box 26777               April 20, 1998
Greensboro, NC 27417-6777                        Contact: John J. Ong
                                                 (336) 315-4049
                                                 E-mail:jong@laddnet.com

            LADD REPORTS SHARP FIRST QUARTER EARNINGS GAIN
            ----------------------------------------------


     GREENSBORO, NC--LADD Furniture, Inc. today reported a 19 percent increase in its 1998 first quarter net sales and a 350 percent earnings increase compared to the first quarter of 1997. For the three months ended April 4, 1998, net sales totaled $147.4 million, up from $123.4 million in the first quarter of 1997. Net earnings for 1998's initial quarter were $2.4 million, or $0.30 per share, compared to $520,000, or $0.07 per share, in the first quarter of fiscal 1997.

     LADD president and CEO Fred L. Schuermann, Jr. said, "This year has started out very well for our industry, with retail furniture sales around the country showing excellent year-over-year gains, and LADD participated fully in this strength during the first quarter. We were especially pleased with the acceleration in our residential furniture sales, particularly casegoods (wood furniture), where first quarter sales rose nearly 18 percent compared to the same period of 1997."

     Schuermann added that LADD's residential upholstery sales for the first quarter were 8 percent higher than in the same period of 1997. He attributed the sales gains to a combination of attractive new LADD product lines, an expanded market presence and the general improvement experienced by the industry. "It was especially gratifying to see our residential furniture orders increase more than 25 percent in the first quarter. Reflecting this strong order inflow, our residential order backlog ended the quarter 35 percent ahead of its year-earlier level." He noted that the company's contract furniture business, American of Martinsville, continues to do extremely well, with its first quarter sales rising 41 percent.

     Schuermann added, "We are pleased with the strong earnings gain achieved in the first quarter, although LADD's profitability levels remain below management's long-term goals. We are continuing to work hard on strengthening our margins moving forward." Referring to the International Home Furnishings Market, which begins this week in High Point, NC, he said, "Everything we are currently seeing and hearing suggests the upcoming furniture market should be a good one. If so, and if we are as successful with our new market introductions as we anticipate, this will have a continuing positive impact on LADD's sales momentum in the second half of 1998 and on into 1999."

                                  -over-

                The LADD family of fine furniture companies
                -------------------------------------------
        Lea Industries (bullet) American Drew (bullet) Clayton Marcus
 Barclay (bullet) American of Martinsville (bullet) Pennsylvania House (bullet) Pilliod

     Executive vice president and chief financial officer William S. Creekmuir reported that LADD's total debt declined to $120.9 million at April 4, 1998 from $125.4 million three months earlier and $129.4 million at the end of 1997's first quarter. Creedmuir said, "We are continuing to make steady progress toward reducing the company's financial leverage." Creekmuir added that, due to the lower debt level and interest rate reductions, LADD's first quarter interest expense declined by $421,000 or 14 percent compared to the first quarter of 1997.

     Headquartered in Greensboro, NC, LADD is one of the largest North American manufacturers of residential furniture. The company markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsville name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel industry, as well as to health care and assisted-living facilities and governmental markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq National Market under the symbol LADF and information on the company can be found on the Internet at www.laddfurniture.com.

TABLE FOLLOWS

                                     # # # # # # #

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include anticipated sales growth resulting from a more robust retailing climate and the company's new product introductions, in addition to those factors set forth in the company's required filings with the U.S. Securities and Exchange Commission.

NOTE: To receive fax copies of recent LADD news releases free of charge, just dial 800-758-5804, extension 501325. These releases are also available via the company's Internet site at www.laddfurniture.com ("company news").


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
LADD FURNITURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (PRELIMINARY AND UNAUDITED)
------------------------------------------------------------------------------
                                                                Quarter Ended
                                                       --------------------------------
                                                       Mar. 29, 1997       Apr. 4, 1998
                                                       -------------       ------------
Net sales*                                             $ 123,368,000        147,409,000

Earnings before interest and income taxes                  3,858,000          6,452,000

Interest expense                                           3,005,000          2,584,000

Earnings before income taxes                                 853,000          3,868,000

Income tax expense                                           333,000          1,508,000

Net earnings                                           $     520,000          2,360,000

Net earnings per common share - basic                  $        0.07               0.30

Net earnings per common share - diluted                $        0.07               0.30

Weighted average number of
  common shares outstanding                                7,719,567          7,759,955
---------------------------------------------------------------------------------------
*Net sales by business group were as follows (000's):

                                                                Quarter Ended
                                                       --------------------------------
                                                       Mar. 29, 1997       Apr. 4, 1998
                                                       -------------       ------------
     Casegoods                                         $      68,550             80,582
     Upholstrey                                               31,573             34,123
     Contract                                                 23,245             32,704
                                                       -------------       ------------
         Total                                         $     123,368            147,409
                                                       =============       ============
